EXHIBIT 99.1

N/E/W/S R/E/L/E/A/S/E
February 17, 2017

For immediate release

For further information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
First Merchants Corporation - Telephone: 765-378-8937

Michael C. Marhenke, President and Chief Executive Officer
Independent Alliance Banks, Inc. - Telephone: 260-469-6286

First Merchants Corporation and Independent Alliance Banks, Inc. Announce the Signing of a Definitive Merger Agreement

(Muncie, In. and Fort Wayne, In., February 17, 2017) First Merchants Corporation (NASDAQ: FRME) and Independent Alliance Banks, Inc. (OTCQX: IALB) (IAB) today announced they have executed a definitive agreement whereby IAB will merge with and into First Merchants, and its wholly owned bank subsidiary, iAB Financial Bank (iAB), will merge with and into First Merchants Bank.

Headquartered in Fort Wayne, Indiana, IAB operates 16 banking center locations in the Fort Wayne area. IAB was formed in 2005 as a result of the combination of two longstanding banks; Grabill Bank and MarkleBank. IAB has total assets of $1.1 billion, total loans of $753 million, and total deposits of $861 million (91% of which are core) and also earned a 0.94% return on average assets and 9.57% return on tangible common equity in 2016. Additionally, as of June 30, 2016, IAB had approximately $646 million of deposits in the Fort Wayne, Indiana Metropolitan Statistical Area, ranking it fifth in deposit market share with 8.3% of the market.

The merger agreement provides that shareholders of IAB will have the right to receive 1.6530 shares of First Merchants common stock for each share of IAB common stock owned. Based on the closing price of First Merchants’ common stock on February 16, 2017 of $42.10 per share, the implied price of IAB common stock is $69.59 per share. On November 21, 2016, First Merchants purchased 495,112 shares or 12.1% of IAB’s outstanding common stock from an IAB shareholder for $19.8 million in cash. Based on the closing price of First Merchants’ common stock on February 16, 2017, the transaction value for the remaining shares of common stock, not owned by First Merchants, is approximately $251.3 million.

The transaction is expected to be completed in the third quarter of 2017, subject to the affirmative vote of IAB shareholders, regulatory approvals, and other customary conditions. The combined company, doing business as First Merchants Bank, expects to complete its integration during the fourth quarter of 2017.

First Merchants and IAB will have combined assets of $8.3 billion and will be the second largest financial holding company headquartered in Indiana. The combined company will have 122 banking offices in thirty-one Indiana counties, as well as two counties in both Ohio and Illinois.

Michael C. Rechin, President and Chief Executive Officer of First Merchants, said, “Like First Merchants, iAB has a long history and a deep-rooted commitment to community banking and we are excited for it to become the newest member of the First Merchants family. We believe that our strategy to be a service-driven alternative to our super-regional bank competitors will support the acceleration of iAB’s current initiatives while furthering our goal of growing as a high-performing company. The iAB franchise is a logical geographic extension for us given the less than 20-mile proximity of our nearest banking center locations. iAB Financial Bank’s markets in Northeast Indiana, and specifically Fort Wayne, offer outstanding growth opportunities for First Merchants in Indiana’s second largest market.”

Rechin added “We expect this combination to be mutually beneficial to First Merchants and IAB shareholders. We anticipate earnings per share accretion of approximately 2% in 2017 and approximately 5% annually over the longer term through the combination of identified expense savings of 38% plus the company’s organic growth resulting in a tangible book value earnback of 3.75 years.”

Michael C. Marhenke, iAB Financial Bank’s Chief Executive Officer and President, and William H. Thatcher III, iAB Financial Bank’s Chief Operating Officer, will be executives in First Merchants Bank’s newly acquired market, with Mr. Marhenke transitioning day-to-day management responsibilities over to Mr. Thatcher, who will assume the role of Regional President. Mr. Marhenke is expected to take on a leadership role within First Merchants that will keep him involved in the success of the merger and in the growth of First Merchants.

Mr. Marhenke stated, “We are excited about the opportunity to become part of the First Merchants family, and believe this partnership will be advantageous for our clients, shareholders and communities. For several years now, our strategic plan has been driven to be the community bank of choice in our marketplace. Our bankers look forward to expanded new product capabilities and lending capacity in continuing to build relationships with our clients as First Merchants. The core values of both companies share a commitment to local decision making, personal service, long-term relationships and community involvement.”

SunTrust Robinson Humphrey and Sandler O’Neill & Partners, L.P. served as financial advisors to First Merchants and legal advisor was Bingham Greenebaum Doll LLP.

ProBank Austin served as financial advisor to IAB in this transaction and Shumaker, Loop & Kendrick, LLP served as legal advisor to IAB.

CONFERENCE CALL

First Merchants Corporation will conduct a conference call and web cast to discuss the pending acquisition of IAB at 1:00 p.m. (ET) on Friday, February 17, 2017.

To participate, dial (Toll Free) 877-507-0578 and reference First Merchants Corporation’s February 17th Conference Call. International callers please call +1 412-317-1073.

In order to view the webcast and presentation slides, please go to http://services.choruscall.com/links/frme170215.html during the time of the call.

Additional Information

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval. The proposed merger will be submitted to Independent Alliance Banks, Inc. shareholders for their consideration. In connection with the proposed merger, it is expected that Independent Alliance Banks, Inc. will provide its shareholders with a Proxy Statement, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION, TOGETHER WITH ALL AMENDMENTS OR SUPPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Independent Alliance Banks, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Independent Alliance Banks, Inc. in connection with the proposed merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger when it becomes available.

Forward Looking Statement

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between First Merchants Corporation (“First Merchants”) and Independent Alliance Banks, Inc., including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of First Merchants and Independent Alliance Banks, Inc. will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and shareholder approvals, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the First Merchants’ business; and other risks and factors identified in each of First Merchants’ filings with the Securities and Exchange Commission. Neither First Merchants nor Independent Alliance Banks, Inc. undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation or press release. In addition, First Merchants’ and Independent Alliance Banks, Inc.’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.